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EXHIBIT 5.1

[Letterhead of Latham & Watkins LLP]

April 8, 2005

Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666

Re:	$400,000,000 Aggregate Principal Amount of 6 3/4% Senior Notes due 2014 and €225,000,000 Aggregate Principal Amount of 6 3/4% Senior Notes due 2014

Ladies and Gentlemen:

        We have acted as special counsel to Owens-Brockway Glass Container Inc., a Delaware corporation (the "Company"), in connection with the registration of $400,000,000 aggregate principal amount of the Company's 6 3/4% Senior Notes due 2014 (the "Dollar Notes"), €225,000,000 aggregate principal amount of the Company's 6 3/4% Senior Notes due 2014 (the "Euro Notes", and together with the Dollar Notes, the "Notes"), guarantees of the Dollar Notes (the "Dollar Guarantees") and guarantees of the Euro Notes (the "Euro Guarantees", and together with the Dollar Guarantees, the "Guarantees") by Owens-Illinois Group, Inc. ("Group") and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the "Guarantors"), under the Indenture dated as of December 1, 2004 (the "Indenture"), by and among the Company, the Guarantors, Law Debenture Trust Company of New York, as trustee (the "Trustee"), Deutsche Bank Trust Company Americas, as registrar and Dollar Notes Paying Agent, and Deutsche Bank AG, acting through its London Branch, as Euro Notes Paying Agent, and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on April 8, 2005 (the "Registration Statement"). The Dollar Notes and the Dollar Guarantees will be issued in exchange for the Company's outstanding $400,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2014 (the "Private Dollar Notes") and the Euro Notes and the Euro Guarantees will be issued in exchange for the Company's outstanding €225,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2014 (the "Private Euro Notes" and together with the Private Dollar Notes, the "Private Notes") on the terms set forth in the prospectus contained in the Registration Statement (the "Prospectus"). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Notes and Guarantees.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. James W. Baehren has separately provided to you an opinion with respect to the organization, valid existence and good standing of the Guarantors, the due authorization of the Notes and the Guarantees and the authorization, execution and delivery of the Indenture by the Guarantors. With your permission and the permission of Mr. Baehren, we have assumed such opinion is correct, and in giving the opinion below with respect to the Guarantees, we are relying on this opinion.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Indenture and in exchange for the Private Notes as contemplated by the Registration Statement and Prospectus, the Notes and the Guarantees will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against them in accordance with their respective terms.

        The opinion rendered above relating to the enforceability of the Notes and the Guarantees, respectively, is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 4.06 of the Indenture; or (ii) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, Deutsche Bank Trust Company Americas and Deutsche Bank AG, acting through its London Branch, enforceable against them in accordance with its terms, and (b) that the status of the Indenture, Notes and Guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

SCHEDULE A

ACI America Holdings Inc.
Brockway Realty Corporation
Brockway Research, Inc.
NHW Auburn, LLC
OB Cal South Inc.
OI AID STS Inc.
OI Auburn Inc.
OI Australia Inc.
OI Brazil Closure Inc.
OI California Containers Inc.
OI Castalia STS Inc.
OI Consol STS Inc.
OI Europe & Asia Inc.
OI General Finance Inc.
OI General FTS Inc.
O-I Health Care Holding Corp.
O-I Holding Company, Inc.
OI International Holdings Inc.
OI Levis Park STS Inc.
OI Medical Inc.
OI Plastic Products FTS Inc.
OI Puerto Rico STS Inc.
OIB Produvisa Inc.
Overseas Finance Company
Owens-Brockway Glass Container Trading Company
Owens-Brockway Packaging, Inc.
Owens-Illinois Closure Inc.
Owens-Illinois General Inc.
Owens-Illinois Healthcare Packaging Inc.
Owens-Illinois Prescription Products Inc.
Product Design & Engineering, Inc.
SeaGate, Inc.
SeaGate II, Inc.
SeaGate III, Inc.
Specialty Packaging Licensing Company
Universal Materials, Inc.

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SCHEDULE A